August 26, 2005

TenthGate, Inc.

Attn: Tim Novak & Paul Gray

44050 Ashburn Plaza, Suite 195

Ashburn, VA 20147

Dear Mr. Novak and Gray :

Pursuant to your request, Lehrer Financial and Economic Advisory Services (the “Firm”) has agreed to provide TenthGate, Inc. (“Client”) specific services as outlined below:

Deliverables:

1.

General economic market research provided in support of the Clients mission and business objectives for a 12-month period from date of the signed Agreement. Permission to use the Firm’s name and credentials in Client disclosures and marketing material during the Agreement period.

2.	Development and publishing of 10 copies of the Client’s comprehensive business plan.

3.	Valuation of up to 4 (four) of the Client’s targeted technology acquisitions for a 24-month period from the date of the signed Agreement.

4.	Provide Fairness Opinion associated with the initial structuring and capitalization of the Client’s organization.

It is, therefore, the purpose of this Letter-Agreement (the “Agreement”) to formalize the working relationship between the Client and the Firm with regard to the above described transactions (collectively, the “Projects”).

THE FIRM HAS ACCEPTED THIS ENGAGEMENT ON THE TERMS AND CONDITIONS SET FORTH BELOW:

You agreed to furnish to us a description of the background of management, principal security holders and their respective affiliates, financial, operating and other information pertinent to the Projects and our inquiry and not to withhold or omit any material information. We will rely, without independent verification, on the accuracy, completeness and fairness of all information that is furnished to us by the client, auditors, attorneys, other agents, employees or other representatives of the Client, including information contained in any other publicly available document prepared by the Client.

The nature of the work which you have described and for which you have requested our representation, encompasses an economic and financial analysis with regard to the Projects. It is understood that the preparation of disclosure documents and the rendering of opinions of counsel

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by the Firm is based upon information, representations and warranties provided by you, upon which the Firm is relying.

Our fee for performing the services will be paid by the Client as follows:

Payment Consideration:

1.	100,000 (one hundred thousand) restricted common stock shares of the Client stock due upon signing as retainer for economist services and support as described item 1 of Deliverables.

2.	100,000 (one hundred thousand) S-8 common stock shares of the Client due upon the completion delivery of 10 copies of the business plan.

3.

100,000 (one hundred thousand) S-8 common stock shares of the Client in increments of 25,000 (twenty five thousand) shares for each Valuation completion and delivery as described in item 3 of the Deliverables.

4.	100,000 (one hundred thousand) S-8 common stock shares of the Client upon completion and delivery of the Fairness Opinion described in item 4 of the Deliverables.

5.	A one-time administrative set-up fee of $2,500 due upon signing of the Agreement.

Client shall defend, indemnify, and hold the Firm and its successors, agents and employees harmless against any losses, claims, damages, or liabilities (including, without limitation, court costs and reasonable attorneys’ fees) to which the Firm and its successors, agents and employees may become subject, as described in Schedule I to this Agreement which is to be considered an integral part of this Agreement.

This will confirm that the Firm, or any of its associates, has provided professional services or may provide professional services in the future to one or more of the institutions who participate in the Project as well as persons or firms who enter into transactions with such participants. Therefore, Client, by execution of this Agreement, does hereby acknowledge notification of and does specifically consent to such dual representation and agree that in the event Client’s interest may be or become adverse to those of one or more of such persons, Client will so advise the Firm in writing so that appropriate action may be taken.

Routine secretarial and word processing services are considered part of the Firm’s overhead and are not charged to Client.

This Agreement:

1. Shall not be construed as a joint venture or a partnership, nor as a commitment on the part of the Firm to assume any financial obligations on Client’s behalf.

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2. Relates to professional services only and may not be construed to mean that the Firm, associate counsel, or any employee of the Firm or associate counsel has any special interest, influence or other contact with any agency of federal, state or local government or any other party, public or private, that can or will be used on Client’s behalf with respect to the Project or otherwise.

3. Shall be binding upon the successors and assigns of the parties hereto.

4. Does not constitute any warranty, guarantee or representation by the Firm that financial consultants, securities brokers, lenders, investors, venture capitalists, or others will provide any financing for the Project.

This Agreement shall remain in full force and effect until terminated by Client upon delivery of written notice to the Firm terminating this Agreement.

Any notice or document required to be delivered hereunder shall be in writing and shall be considered delivered when delivered in person to the party to whom such notice or document is addressed or directed, or, if mailed, shall be considered delivered, whether actually received or not, 5-days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties hereto at the respective addresses set forth on the first page of this Agreement, or at such other address as they have subsequently specified by written notice.

This Agreement sets forth the entire agreement between Client and the Firm and cancels all prior negotiations, arrangements, brochures, agreements and understandings, if any, between Client and the Firm regarding the subject matter of this Agreement. No amendment or modification of this Agreement shall be binding or valid unless expressed in writing executed by both Client and the Firm.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

This Agreement shall be governed by and construed under the laws of the State of Texas. This Agreement has been executed and delivered and is performable in Harris County, Texas.

Experience has indicated to us that the Client relationship must be based upon mutual understanding, confidentiality, trust and respect. In this regard, the undersigned, as well as the other members of the Firm, will rely upon the truth and accuracy of all information, whether

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written or oral, furnished by you to us, including information which may be made a part of any documents prepared or delivered in connection with the Project. In the event that the undersigned or any member of the Firm discovers that any information supplied whether written or oral, has been intentionally misrepresented, the relationship of attorney and client will be terminated at the option of the Firm. Accordingly, in such event, your files will be returned to you.

If the foregoing correctly sets forth our entire agreement, please so indicate by signing both of the enclosed originals of this Agreement and returning one to the undersigned.

Thank you for the confidence you have placed in us. We look forward to a long-lasting professional relationship.

Respectfully submitted,

DR. KENNETH EUGENE LEHRER

LEHRER FINANCIAL AND ECONOMIC ADVISORY SERVICES

AGREED AND ACCEPTED this 26th day of August 2005.

TENTHGATE, INC.

By:

Tim Novak, Chief Executive Officer

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SCHEDULE I

1.          The Client agrees to defend, indemnify, and hold the Firm and its successors, agents and employees harmless from and against any losses, claims, damages, or liabilities (including, without limitation, court costs and reasonable attorneys’ fees) to which the Firm and its successors, agents and employees may be come subject insofar as the same arises from an action which alleges or is based upon the alleged untrue statement of a material fact, or omission of a material fact, or any other violation of applicable securities or other laws, irrespective of the role or concurrent negligence of the Firm and its successors, agents and employees, by the Client or its officers, directors, agents, employees, and controlling persons and to reimburse the Firm for any legal or other expenses reasonably incurred by it in connection with investigating, settling, or defending any action or claim in connection therewith (including, without limitation, court costs and reasonable attorneys’ fees); provided, however, that the Client shall not be liable in any such case to the extent that any such loss, claim, damage, or liability is found in a final judgment of a court of competent jurisdiction to have resulted from the Firm’s gross negligence or bad faith in performing his services hereunder. If for any reason the foregoing indemnification is unavailable to us or insufficient to hold us harmless, then you shall contribute to the amount paid or payable by us as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by you on the one hand and us on the other hand but also the relative fault of you and us, as well as any relevant equitable considerations.

2.         With respect to the foregoing Paragraph 1 of the indemnification, the Client agrees that the Firm and its successors, agents and employees shall not be deemed to have been grossly negligent for reasonably relying upon any written untrue statement or alleged omission of a material fact necessary to make the statements, in light of the circumstances in which made, not misleading, contained in or omitted from any information provided to the Firm by or on behalf of the Client (including, without limitation of the generality of the foregoing, any accountant or attorney employed or retained by the Client).

3.         The Client agrees to reimburse to the Firm at Houston, Texas within ten days after presentation of any statement by the Firm, all reasonable expenses(including, without limitation of the generality of the foregoing, fees and expenses of attorneys selected by the Firm but who are not unacceptable to the Client) incurred in connection with any testimony he or his employees are required to give (in court, before a regulatory agency, by deposition, or otherwise) in any regulatory or court proceeding (including depositions), whether or not the Firm is a party, and which related directly or indirectly to the proposed Project.

4.         The Firm agrees that, in the event any action (with respect to which indemnity or reimbursement from the Client may be sought by the Firm on account of agreements contained herein) shall be brought or threatened against the Firm, prompt notice will be given to the Client in writing of such action, together with a copy of all papers served on, or received by, the Firm in connection with such action; provided that failure to give such notice shall not affect the Firm’s

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right under these indemnification provisions, unless, and only to the extent that, such failure results in the Client’s forfeiture of substantive rights or defenses. If such an event occurs, the Client shall assume the defense of such action, including the employment of counsel and the payment of all expenses, the Firm and his heirs, successors, agents and employees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Firm, his heirs, successors, agents and employees unless (a) the employment thereof has been specifically authorized by the Client in writing; (b) the Client has failed to assume the defense and employ counsel; or (c) the named parties or parties threatened to be named, to any such action (including any impeded parties or parties threatened to be impeded) include both the Firm, his heirs, successors, agents and employees and the Client and the Firm, his heirs, successors, agents and/or employees, have been advised by such counsel that there may be one or more legal defenses available to it/them which are different from or additional to those available to the Client (in which cases the Firm, and his heirs, successors, agents and employees shall have the right to employ his/their own counsel and in such cases any reasonable fees and expenses of such counsel shall be paid by the Client).